UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) April 26, 2001


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


       Louisiana                     1-7784                     72-0651161
    (State or other             (Commission File              (IRS Employer
    jurisdiction of                  Number)                Identification No.)
    incorporation)

        100 Century Park Drive, Monroe, Louisiana                71203
         (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code      (318) 388-9000



FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
April 26, 2001                      Media: Patricia Cameron (318) 388-9674
                                    patricia.cameron@centurytel.com
                                    Investors: Jeffrey S. Glover (318) 388-9648 jeff.glover@centurytel.com

CenturyTel Achieves Solid First Quarter Revenue and Cash Flow Growth

MONROE,  La....CenturyTel,  Inc. (NYSE Symbol:  CTL) announces operating results for first quarter 2001.

o    Revenues climbed 25.0% to $516.0 million.

o Excluding one-time items, earnings before interest, taxes, depreciation and amortization increased 27.0% to $257.2 million.

o    Net  income,  excluding  one-time  items,  was $47.9  million.

o    Excluding  one-time  items,  cash  earnings  per share was $.44.

o    Diluted earnings per share, excluding one-time items, was $.34.


First Quarter Highlights                             Qtr Ended      Qtr Ended     % Change
(Dollars in thousands, except per share amounts)      3/31/01        3/31/00
------------------------------------------------------------------------------------------
  Revenues                                         $   516,008    $   412,956       25.0%
  EBITDA*                                          $   257,235    $   202,545       27.0%
  Net Income*                                      $    47,922    $    47,897        0.1%
  Cash Earnings Per Share*                         $       .44    $       .42        4.8%
  Diluted Earnings Per Share*                      $       .34    $       .34          -
  Average Diluted Shares Outstanding               $   142,482    $   141,728        0.5%

  Telephone Revenues                               $   371,249    $   276,926       34.1%
  Wireless Revenues                                $   104,406    $   100,404        4.0%
  Other Operations Revenues                        $    40,353    $    35,626       13.3%
------------------------------------------------------------------------------
  Telephone Access Lines                             1,803,062      1,282,237       40.6%
  Wireless Units in Majority-Owned Markets             768,815        727,507        5.7%
------------------------------------------------------------------------------

* Excludes one-time expenses in first quarter 2001 of $1.2 million after tax, or $.01 per share, related to ice storm damages; also excludes an after-tax gain on asset sales of $5.2 million, or $.04 per share, and nonrecurring after-tax charges of $3.8 million, or $.03 per share, in first quarter 2000

                              ____________________

     "CenturyTel achieved solid revenue and cash flow growth this quarter despite a weaker than anticipated economy, a major ice-storm in our Southern markets, and additional expenses related to our CLEC and DSL growth initiatives," Glen F. Post, III, President and Chief Executive Officer, said. "Data revenues, excluding acquisitions, rose 37% during the quarter. We also achieved strong long distance and DSL customer growth as CenturyTel added 29,600 long distance customers and 5,400 DSL customers representing 90% growth in DSL subscribers since fourth quarter 2000. While we remain confident regarding CenturyTel's growth initiatives and long-term outlook, we are concerned about weaker consumer demand over the remainder of 2001."

     Consolidated revenues rose 25.0% to $516.0 million from $413.0 million. Excluding non-recurring items, EBITDA grew to $257.2 million from $202.5 million, a 27.0% increase. CenturyTel achieved a consolidated EBITDA margin of 49.9% during the quarter. Excluding non-recurring items, net income was $47.9 million in both the first quarter of 2001 and 2000. The lack of growth in net income is due to higher interest expense, amortization of goodwill stemming from acquisitions, certain regulatory issues that are being addressed, and higher expenses related to CLEC and DSL growth initiatives. Excluding non-recurring items, cash earnings per share was $.44 in first quarter 2001 compared to $.42 in first quarter 2000. Excluding non-recurring items, diluted earnings per share was $.34 in both periods.

     "In the near term, we remain focused on resolving the regulatory issues that are adversely affecting the revenues and expenses of several of our acquired properties," Post said. "Although the process is not going as fast as we would like, we believe CenturyTel is making solid progress in enhancing the financial performance of these acquired properties, and we look forward to seeing these issues resolved over the remainder of the year."

     Telephone revenues grew 34.1% to $371.2 million during the quarter compared with $276.9 million in first quarter 2000. The 493,000 access lines acquired from Verizon during 2000 contributed $88.4 million in telephone revenues during the first quarter. Telephone operating income increased 23.1%, reaching $104.0 million from $84.5 million in first quarter 2000, and EBITDA rose 32.6% to $201.3 million from $151.9 million a year ago. CenturyTel's first quarter telephone EBITDA margin was 54.2% while the operating income margin was 28.0%.

     "After a review of the profitability of our rate plans on a market-by-market basis, we discovered a major expense issue with some of the unlimited calling plans in the properties acquired from Verizon in Arkansas," Post said. "These plans cost CenturyTel $.02 per share during the quarter, and we are seeking to cap them in order to lower our expenses."

     On April 19, the Wisconsin Public Service Commission approved an interim rate increase of $8.8 million annually on the former Ameritech properties pending the determination of final rates in a rate case CenturyTel has filed with the commission. Separately, the commission ordered CenturyTel to make a refund of $14.7 million related to access charges collected on the former Ameritech properties from December 1998 through 2000. The company is challenging the refund order in Wisconsin State Court. Should CenturyTel lose the appeal, the company will have to take a one-time charge of $.03 per share.


     Wireless revenues grew 4.0% to $104.4 million in first quarter 2001 compared with $100.4 million in first quarter 2000. Wireless operating income was $24.9 million compared to $19.9 million, a 25.3% increase, and EBITDA increased 14.6% to $41.5 million compared to $36.2 million a year ago. CenturyTel's first quarter wireless EBITDA margin was 41.1% based on service revenues, and operating income margin was 24.6% based on service revenues. Net wireless subscriber additions were 17,600 for the quarter. Average monthly cellular service revenue per user was $44 during first quarter 2001, reflecting a 2.2% decline from first quarter 2000. The average monthly churn rate was 2.36% for contract customers.

     Other operations revenues grew 13.3% to $40.4 million during first quarter 2001 compared with $35.6 million in first quarter 2000. CenturyTel's long distance revenues increased 11.2% to $27.6 million from $24.8 million. CenturyTel now serves more than 392,900 long distance customers, adding more than 29,600 during the quarter. Internet revenues rose 67.6% to $8.4 million from $5.0 million. The company experienced a $2.8 million operating loss this quarter in its Internet operations due to startup expenses pertaining to the rapid growth of DSL. CenturyTel now serves more than 11,400 DSL customers, adding more than 5,400 during the quarter. CLEC operating losses were $2.1 million during the quarter.

     "CenturyTel's aggressive broadband deployment has enabled us to implement high-speed data services ahead of the cable providers in most of our markets," Post said. "We increased the number of DSL-enabled access lines more than 80% from year end 2000 to nearly 1.2 million DSL-enabled lines at the end of the first quarter."

     CenturyTel provides updated financial guidance for 2001. For the year, the company anticipates achieving total revenues and EBITDA at the low end of its previous guidance pending the outcome of state regulatory issues. Cash earnings per share before one-time items is estimated to be $1.94 to $2.04. For 2001, earnings per share, before one-time items, is anticipated to be in the range of $1.52 to $1.62.

     For the second quarter, total revenues are expected to range from $520 million to $535 million. CenturyTel believes second quarter operating cash flow will be in the range of $250 million to $260 million. Operating income is anticipated to be approximately $130 million to $145 million. Cash earnings per share is anticipated to be $.46 to $.51, while earnings per share is expected to be in the range of $.35 to $.40.

     There are a number of factors which have led to the revised guidance: (1) a weaker economy which has led CenturyTel to reduce its revenue growth expectations; (2) lower expectations for earnings from unconsolidated cellular partnerships; (3) higher than anticipated wireline expenses related to unprofitable local calling plans in several of the Verizon markets in Arkansas--an issue the company believes it can resolve during third quarter 2001; and (4) greater expenses related to the rapid growth of CenturyTel's DSL subscriber base.

     All amounts disclosed above exclude one-time items.

In addition to historical information, this release includes forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyTel. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the Company's ability to effectively manage its growth, including integrating newly acquired businesses into our operations, hiring adequate numbers of qualified staff and successfully upgrading our billing and other information systems; the inherent risk of rapid technological change; the effects of on-going changes in the regulation of the Company or the communications industry generally; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new offerings on a timely and cost-effective basis; higher than anticipated interest rates; and the effects of more general factors such as changes in overall market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31,2000. The information contained in this release is as of April 26, 2001. The Company undertakes no obligation to update or revise any of this information whether a result of new information, future events or developments, or otherwise.

     CenturyTel's management will be hosting a conference call April 26 at 9:30 A.M. Central time to discuss first quarter earnings and the outlook for 2001. Investors can access CenturyTel's earnings conference call and replay by accessing the company's Web site at (www.centurytel.com)

     CenturyTel, Inc. provides communications services including local exchange, wireless, long distance, Internet access and data services to nearly three million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, and the 8th largest cellular company, based on population equivalents owned, in the United States.

     Visit CenturyTel's corporate Web site at (www.centurytel.com)


                                 CenturyTel, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                   (UNAUDITED)

                                                                                             INCREASE
In thousands, except per share amount                             2001           2000       (DECREASE)
------------------------------------------------------------------------------------------------------

         TELEPHONE OPERATIONS
Operating revenues
    Local service                                           $  121,161         88,065           37.6%
    Network access                                             213,867        162,253           31.8%
    Other                                                       36,221         26,608           36.1%
-------------------------------------------------------------------------------------
                                                               371,249        276,926           34.1%
-------------------------------------------------------------------------------------

    Plant operations                                            93,885         62,776           49.6%
    Customer operations                                         29,257         22,761           28.5%
    Corporate and other                                         46,765         39,532           18.3%
    Depreciation and amortization                               97,361         67,360           44.5%
-------------------------------------------------------------------------------------
                                                               267,268        192,429           38.9%
-------------------------------------------------------------------------------------
Telephone operating income                                     103,981         84,497           23.1%
-------------------------------------------------------------------------------------

         WIRELESS OPERATIONS
Operating revenues
    Service revenues                                           101,100         96,623            4.6%
    Equipment sales                                              3,306          3,781          (12.6%)
-------------------------------------------------------------------------------------
                                                               104,406        100,404            4.0%
-------------------------------------------------------------------------------------
Operating expenses
    Cost of equipment sold                                       5,844          8,180          (28.6%)
    System operations                                           17,466         15,653           11.6%
    General, administrative and customer service                20,737         18,206           13.9%
    Sales and marketing                                         18,825         22,125          (14.9%)
    Depreciation and amortization                               16,614         16,349            1.6%
-------------------------------------------------------------------------------------
                                                                79,486         80,513           (1.3%)
-------------------------------------------------------------------------------------
Wireless operating income                                       24,920         19,891           25.3%
-------------------------------------------------------------------------------------

         OTHER OPERATIONS
Operating revenues                                              40,353         35,626           13.3%
-------------------------------------------------------------------------------------

Operating expenses
    Cost of sales and other                                     33,589         27,490           22.2%
    Depreciation and amortization                                1,457          1,102           32.2%
--------------------------------------------------------------------------------------
                                                                35,046         28,592           22.6%
--------------------------------------------------------------------------------------
Other operating income                                           5,307          7,034          (24.6%)
--------------------------------------------------------------------------------------

TOTAL OPERATING INCOME                                         134,208        111,422           20.5%

OTHER INCOME (EXPENSE)
    Gain on sales of assets                                          -          9,910         (100.0%)
    Interest expense                                           (61,703)       (36,042)          71.2%
    Income (loss) from unconsolidated cellular entities          5,321         (1,459)         464.7%
    Minority interest                                           (2,649)        (2,292)          15.6%
    Other income and expense                                     2,923          4,229          (30.9%)
    Income tax expense                                         (31,378)       (36,484)         (14.0%)
--------------------------------------------------------------------------------------

NET INCOME                                                  $   46,722         49,284           (5.2%)
=====================================================================================

NET INCOME EXCLUDING NONRECURRING ITEMS*                    $   47,922         47,897            0.1%
=====================================================================================

EARNINGS PER SHARE
    Basic                                                   $     0.33           0.35           (5.7%)
    Diluted                                                 $     0.33           0.35           (5.7%)

EARNINGS PER SHARE EXCLUDING NONRECURRING ITEMS*
    Basic                                                   $     0.34           0.34              -
    Diluted                                                 $     0.34           0.34              -

SHARES OUTSTANDING
    Basic                                                      140,572        139,737            0.6%
    Diluted                                                    142,482        141,728            0.5%

DIVIDENDS PER COMMON SHARE                                  $   0.0500         0.0475            5.3%


*Nonrecurring after-tax items include (i) $1.2 million ($.01 per share) of ice storm expenses in 2001 and (ii) gain on asset sales of $5.2 million ($.04 per share) and nonrecurring charges of $3.8 million ($.03 per share) in 2000

                               CenturyTel, Inc.
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2001 AND DECEMBER 31, 2000
                                   (UNAUDITED)

                                                          March 31,        December 31,
                                                            2001               2000
--------------------------------------------------------------------------------------
                                                                (in thousands)
                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                        $      15,873              19,039
    Other current assets                                   319,446             357,465
--------------------------------------------------------------------------------------
       Total current assets                                335,319             376,504
--------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
    Telephone                                            5,067,201           4,999,808
    Wireless                                               518,901             522,684
    Other                                                  415,165             392,024
    Accumulated depreciation                            (3,046,600)         (2,955,223)
---------------------------------------------------------------------------------------
       Net property, plant and equipment                 2,954,667           2,959,293
--------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Excess cost of net assets acquired                   2,526,785           2,509,033
    Other                                                  571,954             548,460
--------------------------------------------------------------------------------------
       Total investments and other assets                3,098,739           3,057,493
--------------------------------------------------------------------------------------

TOTAL ASSETS                                         $   6,388,725           6,393,290
======================================================================================

                             LIABILITIES AND EQUITY

CURRENT LIABILITIES
    Short-term debt and current maturities of        $     474,921             425,962
    Other current liabilities                              317,980             317,408
--------------------------------------------------------------------------------------
       Total current liabilities                           792,901             743,370

LONG-TERM DEBT                                           2,980,442           3,050,292
DEFERRED CREDITS AND OTHER LIABILITIES                     540,376             567,549
STOCKHOLDERS' EQUITY                                     2,075,006           2,032,079
--------------------------------------------------------------------------------------

TOTAL LIABILITIES AND EQUITY                         $   6,388,725           6,393,290
======================================================================================


                              CAPITAL EXPENDITURES
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                          INC
                                              2001           2000        (DEC)
-------------------------------------------------------------------------------
                                                 (in thousands)

Telephone                                 $   72,680       29,309        148.0%
Wireless                                      18,332        3,679        398.3%
Other                                         29,573       25,177         17.5%
-----------------------------------------------------------------
     Total capital expenditures           $  120,585       58,165        107.3%
=================================================================

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      CenturyTel, Inc.

                                   By: /s/ Neil A. Sweasy
                                       --------------------
                                       Neil A. Sweasy
                                       Vice President and Controller